Exhibit 99.1

Nine Energy Service Announces Fourth Quarter and Full Year 2017 Results

•	Full year 2017 Revenue and Adjusted EBITDAA increased approximately 93% and 506%, respectively year-over-year

•	Revenue, Net Loss and Adjusted EBITDA of $154.3, $(29.8) million and $18.7 million, respectively for fourth quarter of 2017

HOUSTON, March 28, 2018 – Nine Energy Service, Inc. (“Nine” or the “Company”) (NYSE: NINE) reported fourth quarter 2017 revenues of $154.3 million, net loss of $(29.8) million and adjusted EBITDA of $18.7 million. Fourth quarter 2017 revenues increased approximately 93% as compared to the fourth quarter 2016 revenues of $80.0 million. Fourth quarter net loss was $(29.8) million as compared to a net loss of $(25.8) million in the fourth quarter of 2016, primarily as a result of the goodwill impairment described below. Fourth quarter 2017 adjusted EBITDA increased from fourth quarter 2016 adjusted EBITDA of $5.2 million by approximately 258% and represented the fourth sequential quarterly increase. The Company had projected fourth quarter 2017 revenue between $150.0 and $152.0 million and adjusted EBITDA between $15.3 and $16.2 million, with actual results outperforming the midpoint of fourth quarter 2017 revenue projections by approximately 2% and the midpoint of fourth quarter adjusted EBITDA projections by approximately 19%.

For the year ended December 31, 2017, the Company reported revenues of $543.7 million compared to year ended December 31, 2016 revenues of $282.4 million, representing an approximate 93% increase. The net loss for full year 2017 totaled $(67.7) million, or $(4.55) loss per diluted shareB, compared to year ended December 31, 2016 net loss of $(70.9) million, or $(5.34) loss per diluted share. The Company reported year ended December 31, 2017 adjusted EBITDA of $59.6 million, compared to year ended December 31, 2016 adjusted EBITDA of $9.8 million, representing an approximate 506% increase.

During the fourth quarter of 2017, the Company reported a net loss of $(29.8) million, or $(1.89) loss per diluted share, which includes goodwill and intangible impairments of $35.3 million associated with the Bakken open hole sleeve business. The impairment is a result of a sustained completion methodology shift in the Bakken Shale from open hole to cemented plug n’ perf applications. This compares to reported net loss in the fourth quarter of 2016 of $(25.8) million, or $(1.94) loss per diluted share.

During the fourth quarter of 2017, the Company generated an ROICC of (5)%, compared to an ROIC of (4)% in the fourth quarter of 2016. Exclusive of the goodwill and intangibles impairment, ROIC for the fourth quarter 2017 was 2%. For the year ended December 31, 2017, the Company generated an ROIC of (11)%.

Nine’s President and Chief Executive Officer, Ann Fox, commented, “We realized tremendous growth in 2017 by remaining focused on providing our customers with excellent service execution and cutting-edge technology. Despite a decrease in U.S. rig count quarter-over-quarter, we were able to grow revenue and adjusted EBITDA for the fourth sequential quarter in a row, beating the midpoint of our adjusted EBITDA expectations by approximately 19%. Working for the most efficient customers and completing the most complex and technical wells enables us to differentiate ourselves in the market from a technology and tool conveyance perspective. We benefit directly from the secular trends in the completions space and we anticipate the high-level of completion intensity to continue as lateral lengths extend helping to drive top-line growth and margin, while also creating unique operating efficiencies within Nine. These efficiencies will provide a competitive advantage as labor and equipment remains extremely tight.”

“We are continuing to supplement our technology portfolio with both internal R&D and strategic alliances. Most recently, we signed an exclusive distribution agreement with a technology company for casing flotation tools with field trials starting in the first quarter of 2018 in the Northeast. Additionally, we are in the middle of trialing our EON XLR frac sleeve system. Both of these tools fit nicely into our ‘deep-reach’ technology portfolio and we will remain focused on sourcing and developing technology throughout 2018.”

“I am extremely proud of our team and what we have accomplished this year after a very difficult downturn for the industry. We exceeded both our financial and operational expectations in 2017 and have positioned the company for continued success this year. The macro outlook remains positive and we believe supply-demand fundamentals support additional activity in 2018 as capital continues to flow into North American shale. Our first quarter of 2018 is progressing as we anticipated, and we are optimistic about 2018. We will continue to follow our returns-based growth strategy into the remainder of 2018 and expect to improve ROIC through disciplined capital deployment and controlled growth to ensure our standard of excellence at the wellsite.”

Initial Public Offering

In January 2018, Nine completed its IPO of 8,050,000 shares of common stock, including 1,050,000 shares pursuant to an over-allotment option, at a price of $23.00 per share. The aggregate gross proceeds of the IPO were $185.2 million with net proceeds to the Company of approximately $169.5 million. Concurrently, with the consummation of the IPO, Nine’s new credit facility became effective, consisting of $125 million of term loan commitments and $50 million of revolving credit commitments. The Company used a portion of the net proceeds, together with $125.0 million of term loan borrowings under its new credit facility to fully repay the outstanding debt. Nine’s credit agreement required that the Company use a portion of the proceeds from the over-allotment option to make a repayment of the term loan borrowings of $9.7 million.

Business Segment Results

Completion Solutions

During the fourth quarter of 2017, the Company’s Completion Solutions segment, which includes the Company’s cementing, completion tools, wireline and coiled tubing services reported revenues of $134.7 million compared to fourth quarter 2016 revenues of $64.7 million, representing an approximate 108% increase. For the fourth quarter 2017, Completion Solutions reported adjusted gross profitD of $25.8 million compared to fourth quarter 2016 adjusted gross profit of $10.2 million, representing an approximate 153% increase.

For the year ended December 31, 2017, Completion Solutions reported revenues of $465.8 million compared to year ended December 31, 2016 revenues of $221.5 million, representing an approximate 110% increase. Completion Solutions reported year ended December 31, 2017 adjusted gross profit of $81.1 million, compared to year ended December 31, 2016 adjusted gross profit of $27.0 million, representing an approximate 200% increase.

Production Solutions

During the fourth quarter of 2017, the Company’s Production Solutions segment, which includes well services generated revenues of $19.6 million compared to fourth quarter 2016 revenues of $15.3 million, representing an approximate 28% increase. For the fourth quarter 2017, Production Solutions reported adjusted gross profit of $2.9 million compared to fourth quarter 2016 adjusted gross profit of $2.4 million, representing an approximate 23% increase.

For the year ended December 31, 2017, Production Solutions reported revenues of $77.9 million compared to year ended December 31, 2016 revenues of $60.9 million, representing an approximate 28% increase. Production Solutions reported year ended December 31, 2017 adjusted gross profit of $14.1 million, compared to year ended December 31, 2016 adjusted gross profit of $9.2 million, representing an approximate 53% increase.

Other Financial Information

During the fourth quarter of 2017, the Company reported selling, general and administrative expense of $11.9 million, compared to $13.2 million for the fourth quarter of 2016. For the year ended December 31, 2017, the Company reported selling, general and administrative expense of $49.6 million, compared to the year ended December 31, 2016 selling, general and administrative expense of $39.4. This increase was due in part to the additional costs associated with the Company’s merger with Beckman Production Services, Inc. (the “Combination”), the Company’s preparation for its IPO and increase in stock-based compensation and bonus expense.

Depreciation and amortization expense (“D&A”) in the fourth quarter of 2017 was $15.3 million, compared to $15.8 million for the fourth quarter of 2016. For the year ended December 31, 2017, the Company reported D&A expense of $62.2 million, compared to year ended December 31, 2016 D&A expense of $64.3 million.

The Company recognized an income tax benefit of approximately $8.0 million in the fourth quarter of 2017 and an overall income tax benefit for the year of approximately $5.0 million, resulting in an effective tax rate of 6.9% for 2017. The fourth quarter tax benefit was primarily attributable to a change in the Company’s deferred taxes due to goodwill impairment associated with the Bakken open hole sleeve business, discussed above. The Company also accounted for the recently enacted U.S. tax reform legislation, which resulted in an additional net non-cash income tax benefit in the fourth quarter of 2017 as a result of revaluing its U.S. deferred tax assets and liabilities from 35% to the reduced rate of 21%.

Liquidity

For the year ended December 31, 2017, the Company reported net cash provided by operating activities of $5.7 million compared to the year ended December 31, 2016 net cash used by operations of $(3.3) million.

During the fourth quarter of 2017, total capital expenditures were $15.2 million compared to total capital expenditures of $2.0 million for the fourth quarter of 2016. For the year ended December 31, 2017, the Company reported total capital expenditures of $45.2 million of which approximately 21% related to maintenance capital expenditures, compared to the year ended December 31, 2016 total capital expenditures of $9.1 million of which approximately 42% related to maintenance capital expenditures.

With the proceeds from the IPO, on an “as adjusted” basis, Nine’s cash and cash equivalents increased by $43.3 million to $60.9 million. In addition, concurrently with the consummation of the IPO, Nine’s new credit facility became effective, which includes $50.0 million of revolver capacity, $49.4 million of which is currently available; resulting in a total liquidity position of $110.3 million as of December 31, 2017 on an as adjusted basis.

Conference Call Information

The call is scheduled for Thursday, March 29, 2018 at 10:00 am Central Time. Participants may join the live conference call by dialing U.S. (Toll Free): (877) 524-8416 or International: (412) 902-1028 and asking for the “Nine Energy Service Earnings Call”. Participants are encouraged to dial into the conference call ten to fifteen minutes before the scheduled start time to avoid any delays entering the earnings call.

For those who cannot listen to the live call, a telephonic replay of the call will be available through April 12, 2018 and may be accessed by dialing U.S. (Toll Free): (877) 660-6853 or International: (201) 612-7415 and entering the passcode of 13677563.

About Nine Energy Service

Nine Energy Service is an oilfield services company that offers completion and production solutions throughout North America. The Company brings years of experience with a deep commitment to serving clients with smarter, customized solutions and world-class resources that drive efficiencies. Strategically located throughout the U.S. and Canada, Nine continues to differentiate itself through superior service quality, wellsite execution and cutting-edge technology. Nine is headquartered in Houston, Texas with operating facilities in the Permian, Eagle Ford, SCOOP/STACK, Niobrara, Barnett, Bakken, Marcellus, Utica and throughout Canada.

For more information on the Company, please visit Nine’s website at nineenergyservice.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, the general nature of the energy service industry risks related to economic conditions; volatility of crude oil and natural gas commodity prices; a decline in demand for our services, including due to declining commodity prices; our ability to implement price increases or maintain pricing of our core services; the loss of, or interruption or delay in operations by, one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the adequacy of our capital resources and liquidity; the incurrence of significant costs and liabilities resulting from litigation; the loss of, or inability to attract, key personnel; and other factors to be discussed in the “Business” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the subsequently filed Quarterly Reports on Form 10-Q and Periodic Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Nine Energy Service Investor Contact:

Heather Schmidt

Director, Investor Relations and Marketing

(281) 730-5113

investors@nineenergyservice.com

NINE ENERGY SERVICE, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$154,280	$79,986	$543,660	$282,354
Cost and expenses
Cost of revenues (exclusive of depreciation and amortization shown separately below)	125,566	67,433	448,467	246,109
General and administrative expenses	11,924	13,193	49,552	39,387
Depreciation	13,096	13,481	53,422	55,260
Amortization of intangibles	2,198	2,289	8,799	9,083
Impairment of intangibles	3,800	—	3,800	—
Impairment of goodwill	31,530	12,207	31,530	12,207
Loss on equity method investment	113	—	368	—
Loss on sale of property and equipment	(105)	900	4,688	3,320

Loss from operations	(33,842)	(29,517)	(56,966)	(83,012)

Other expense
Interest expense	3,923	3,504	15,703	14,185

Total other expense	3,923	3,504	15,703	14,185

Loss before income taxes	(37,765)	(33,021)	(72,669)	(97,197)
Benefit for income taxes	(7,954)	(7,269)	(4,987)	(26,286)

Net loss	$(29,811)	$(25,752)	$(67,682)	$(70,911)

Loss per share—basic and diluted	$(1.89)	$(1.94)	$(4.55)	$(5.34)

Weighted average shares outstanding	15,773,015	13,274,227	14,887,006	13,268,540
Other comprehensive income, net of tax
Foreign currency translation adjustments	$(6)	$7	$(198)	$210

Total other comprehensive income (loss)	(6)	7	(198)	210

Total comprehensive loss	$(29,817)	$(25,745)	$(67,880)	$(70,701)

NINE ENERGY SERVICE, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	2017	2016
Assets
Current assets
Cash and cash equivalents	$17,513	$4,074
Accounts receivable, net	99,565	47,366
Inventories	22,230	15,169
Income taxes receivable	—	14,620
Prepaid expenses and other	7,929	9,485
Total current assets	147,237	90,714
Property and equipment, net	259,039	273,210
Goodwill	93,756	125,286
Intangible assets, net	63,545	76,144
Other long-term assets	4,806	364
Notes receivable from shareholders	10,476	10,376

Total assets	$578,859	$576,094

Liabilities and Stockholders’ Equity
Current liabilities
Long-term debt, current portion	$241,509	$17,975
Accounts payable	29,643	18,823
Accrued expenses	14,687	12,417
Income taxes payable	581	—
Notes payable—insurance premium financing	—	272
Total current liabilities	286,420	49,487
Long-term liabilities
Long-term debt	—	226,287
Deferred taxes	5,017	10,637
Other long term liabilities	64	1,497

Total liabilities	291,501	287,908
Stockholders’ equity
Common stock (120,000,000 shares authorized at $.01 par value; 15,810,540 and 13,386,986 shares issued and outstanding at December 31, 2017 and 2016, respectively)	158	134
Additional paid-in capital	384,965	317,937
Accumulated other comprehensive income (loss)	(3,684)	(3,486)
Retained earnings (accumulated deficit)	(94,081)	(26,399)
Total stockholders’ equity	287,358	288,186

Total liabilities and stockholders’ equity	$578,859	$576,094

NINE ENERGY SERVICE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(67,682)	$(70,911)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation	53,422	55,260
Amortization of intangibles	8,799	9,083
Amortization of deferred financing costs	1,615	2,355
Provision for doubtful accounts	176	—
Deferred tax benefit	(5,815)	(12,159)
Impairment of goodwill	31,530	12,207
Impairment of intangibles	3,800	—
Provision for inventory obsolescence	1,359	287
Stock-based and deferred compensation expense	7,568	5,711
Loss on sales of assets	4,688	3,320
Loss (gain) on revaluation of contingent consideration	415	1,735
Loss on equity method investment	368	—
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(52,180)	2,073
Inventories	(8,212)	(558)
Prepaid expenses and other current assets	1,472	(3,172)
Accounts payable and accrued expenses	12,530	(2,396)
Income taxes receivable/payable	15,158	(5,848)
Other assets and liabilities	(3,340)	(277)

Net cash (used in) provided by operating activities	5,671	(3,290)

Cash flows from investing activities
Proceeds from sales of assets	1,452	2,918
Proceeds from property and equipment casualty losses	300	262
Proceeds from notes receivable payments	—	1,774
Purchases of property and equipment	(45,216)	(9,130)
Equity method investment in DIT	(1,000)	—

Net cash used in investing activities	(44,464)	(4,176)

Cash flows from financing activities
Borrowings on revolving credit facilities	56,481	75,136
Payments on revolving credit facilities	(38,287)	(61,956)
Payments on term loans	(22,475)	(19,725)
Proceeds from notes payable—insurance premium financing	—	1,127
Payments on notes payable—insurance premium financing	(272)	(855)
Payment of contingent liability on Scorpion purchase	(1,325)	(297)
Proceeds from share issuances	61,374	500
Distribution to shareholders	(2,438)	—
Deferred financing costs	(716)	(1,245)

Net cash (used in) provided by financing activities	52,342	(7,315)

Net increase (decrease) in cash and cash equivalents	13,549	(14,781)
Impact of foreign currency exchange on cash	(110)	(22)
Cash and cash equivalents
Beginning of year	4,074	18,877

End of year	$17,513	$4,074

NINE ENERGY SERVICE, INC.

SEGMENT DATA

(In Thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Completion Solutions	$134,723	$64,700	$465,773	$221,468
Production Solutions	19,557	15,286	77,887	60,886

	$154,280	$79,986	$543,660	$282,354

Adjusted Gross profit(1)
Completion Solutions	$25,793	$10,184	$81,132	$27,032
Production Solutions	2,921	2,369	14,061	9,213

	$28,714	$12,553	$95,193	$36,245

General and administrative expenses	11,924	13,193	49,552	39,387
Depreciation	13,096	13,481	53,422	55,260
Amortization of intangibles	2,198	2,289	8,799	9,083
Impairment of intangibles	3,800	—	3,800	—
Impairment of goodwill	31,530	12,207	31,530	12,207
Loss on equity method investment	113	—	368	—
Loss on sale of assets	(105)	900	4,688	3,320

Loss from operations	$(33,842)	$(29,517)	$(56,966)	$(83,012)

Capital expenditures
Completion Solutions	$14,647	$1,104	$40,626	$7,358
Production Solutions	578	890	4,590	1,772

	$15,225	$1,994	$45,216	$9,130
Assets
Completion Solutions	$428,702	$433,721	$428,702	$433,721
Production Solutions	119,607	131,046	119,607	131,046
Corporate	30,550	11,327	30,550	11,327

	$578,859	$576,094	$578,859	$576,094

(1)	Excludes depreciation and amortization, shown below.

GEOGRAPHICAL SPLIT

(In Thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
United States	$148,294	$76,519	$521,914	$269,893
Canada	5,986	3,467	21,746	12,461

	$154,280	$79,986	$543,660	$282,354

	2017	2016
Long-lived assets:
United States	$426,858	$479,691
Canada	4,764	5,689

	$431,622	$485,380

NINE ENERGY SERVICE, INC.

RECONCILIATION OF ADJUSTED GROSS PROFIT

(In Thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Calculation of gross profit (loss)
Revenues	$154,280	$79,986	$543,660	$282,354
Cost of revenues (exclusive of depreciation and amortization)	125,566	67,433	448,467	246,109
Depreciation (related to cost of revenues)	12,860	13,252	52,536	54,344
Amortization	2,198	2,289	8,799	9,083

Gross profit (loss)	$13,656	$(2,988)	$33,858	$(27,182)

Adjusted gross profit (excluding depreciation and amortization) reconciliation
Gross profit (loss)	$13,656	$(2,988)	$33,858	$(27,182)
Depreciation (related to cost of revenues)	12,860	13,252	52,536	54,344
Amortization	2,198	2,289	8,799	9,083

Adjusted gross profit	$28,714	$12,553	$95,193	$36,245

NINE ENERGY SERVICE, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
EBITDA reconciliation:

Net loss	$(29,811)	$(25,752)	$(67,682)	$(70,911)

Interest expense	3,923	3,504	15,703	14,185
Depreciation	13,096	13,481	53,422	55,260
Amortization	2,198	2,289	8,799	9,083
Provision (benefit) from income taxes	(7,954)	(7,269)	(4,987)	(26,286)
EBITDA	$(18,548)	$(13,747)	$5,255	$(18,669)

Adjusted EBITDA reconciliation:
EBITDA	$(18,548)	$(13,747)	$5,255	$(18,669)

Impairment of goodwill and other intangible assets	35,330	12,207	35,330	12,207
Transaction expenses	207	—	3,622	—
Loss or gains from the revaluation of contingent liabilities (1)	(6)	1,735	415	1,735
Loss on equity investment	113	—	368	—
Non-cash stock-based compensation expense	1,188	1,397	7,568	5,711
Loss or gains on sale of assets	(105)	900	4,688	3,320
Legal fees and settlements (2)	196	2,624	974	4,145
Inventory write-down	335	—	1,359	287
Restructuring costs	—	104	—	1,088

Adjusted EBITDA	$18,710	$5,220	$59,579	$9,824

(1)	Loss or gain related to the revaluation of liability for contingent consideration relating to our acquisition of Scorpion to be paid in shares of Company common stock and in cash, contingent upon quantities of Scorpion Composite Plugs sold during 2016 and gross margin related to the product sales for three years following the acquisition.
(2)	Amount represents fees and legal settlements associated with legal proceedings brought pursuant to the Fair Labor Standards Act and/or similar state laws.

NINE ENERGY SERVICE, INC.

RECONCILIATION OF ROIC CALCULATIONS

(In Thousands)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Loss from continuing operations, net of tax	$(29,811)	$(25,752)	$(67,682)	$(70,911)
Add back:
Interest Expense	3,923	3,504	15,703	14,185
Taxes on interest	(1,373)	(671)	(5,496)	(3,836)

After-tax net operating profit (loss)	$(27,261)	$(22,919)	$(57,475)	$(60,562)
Total capital as of prior period end:
Total stockholders’ equity	$315,987	$312,036	$288,186	$352,676
Total debt	240,840	242,535	245,888	252,378
Less cash and cash equivalents	(30,171)	(6,542)	(4,074)	(18,877)

Total capital	$526,656	$548,029	$530,000	$586,177

Total capital as of year-end:
Total stockholders’ equity	$287,358	$288,186	$287,358	$288,186
Total debt	242,235	245,888	242,235	245,888
Less cash and cash equivalents	(17,513)	(4,074)	(17,513)	(4,074)

Total capital	$512,080	$530,000	$512,080	$530,000

Average total capital	$519,368	$539,015	$521,040	$558,089

ROIC	-5%	-4%	-11%	-11%

A	Adjusted EBITDA is defined as EBITDA further adjusted for (i) impairment of goodwill and other intangible assets, (ii) transaction expenses related to acquisitions or the Combination, (iii) loss from discontinued operations, (iv) loss or gains from the revaluation of contingent liabilities, (v) non-cash stock-based compensation expense, (vi) loss or gains on sale of assets, (vii) inventory write-down and (viii) adjustment for other expenses or charges, to exclude certain items which we believe are not reflective of ongoing performance of our business, such as transaction expenses associated with our IPO and other capital market transactions, legal expenses and settlement costs related to litigation outside the ordinary course of business, and restructuring costs. Management believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.
B	All share data reflect the 8.0256 for 1 stock split that took place in January 2018.
C	ROIC is defined as after-tax net operating profit, divided by average total capital. We define after-tax net operating profit as income (loss) from continuing operations (net of tax) plus interest expense, less taxes on interest. We define total capital as book value of equity plus the book value of debt less balance sheet cash and cash equivalents. We then take the average of the current and prior year-end total capital for use in this analysis. Management believes ROIC is a meaningful measure because it quantifies how well we generate operating income relative to the capital we have invested in our business and illustrates the profitability of a business or project taking into account the capital invested. Management uses ROIC to assist them in capital resource allocation decisions and in evaluating business performance.
D	Adjusted gross profit is defined as revenues less cost of revenues excluding depreciation and amortization. This measure differs from the GAAP definition of gross profit because we do not include the impact of depreciation and amortization, which represent non-cash expenses. Our management uses adjusted gross profit to evaluate operating performance and to determine resource allocation between segments. We prepare adjusted gross profit (excluding depreciation and amortization) to eliminate the impact of depreciation and amortization because we do not consider depreciation and amortization indicative of our core operating performance.